Exhibit 5.3

July 15, 2011

Asbury Automotive Group, Inc.

2905 Premiere Parkway, NW, Suite 300

Duluth, Georgia 30097

Re:	Registration Statement on Form S-4 Filed by Asbury Automotive Group, Inc. and the Guarantors (as defined below) Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special local North Carolina counsel to Asbury Automotive Group, Inc., a Delaware corporation (the “Company”), with respect to its North Carolina subsidiaries, Crown Acura/Nissan, LLC and Crown Honda, LLC (the “North Carolina Subsidiaries”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $200,000,000 aggregate principal amount of 8.375% Senior Subordinated Notes due 2020 of the Company (the “Exchange Notes”) for an equal principal amount of 8.375% Senior Subordinated Notes due 2020 of the Company issued in November 2010 and outstanding on the date hereof (the “Original Notes”). The Original Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of November 16, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the North Carolina Subsidiaries and the other guarantors signatory thereto (the “Other Guarantors” and, together with the North Carolina Subsidiaries, the “Guarantors”) and The Bank of New York Mellon, as trustee (the “Trustee”). The Original Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”), on a joint and several basis by the Guarantors.

Asbury Automotive Group, Inc.

July 15, 2011

As special local North Carolina counsel to the Company with respect to its North Carolina Subsidiaries, we have examined such certificates and documents, and made such other inquiries, as we have deemed necessary or appropriate for purposes of the opinions set forth herein. We have reviewed copies of the following company documents:

(a)	Articles of Organization of Crown Acura/Nissan, LLC filed with the North Carolina Secretary of State on July 31, 1998 (the “Crown Acura Articles”);

(b)	Articles of Organization of Crown Honda, LLC filed with the North Carolina Secretary of State on July 31, 1998 (the “Crown Honda Articles”);

(c)	First Amended and Restated Limited Liability Company Agreement of Crown Acura/Nissan, LLC dated December 1, 2002 (the “Crown Acura Operating Agreement”, and collectively with the Crown Acura Articles and the Regulations (hereinafter defined), the “Crown Acura Organizational Documents);

(d)	First Amended and Restated Limited Liability Company Agreement of Crown Honda, LLC dated December 1, 2002 (the “Crown Honda Operating Agreement”, and collectively with the Crown Honda Articles and the Regulations, the “Crown Honda Organizational Documents);

(e)	Regulations of Asbury Automotive North Carolina L.L.C. and its Subsidiaries adopted as of December 1, 2002 (the “Regulations”);

(f)	Action Taken by Written Consent In Lieu of Meeting dated November 1, 2010 and executed by Asbury Automotive North Carolina Real Estate Holdings, L.L.C., the sole Member/Manager of each of the North Carolina Subsidiaries approving the Subsidiary Guarantee (the “November 2010 Written Consent”);

(g)	Certificate of Incumbency for Guarantors dated November 16, 2010 (the “Incumbency Certificate”);

(h)	Certificate of Existence dated July 14, 2011 issued by the North Carolina Secretary of State for Crown Acura/Nissan, LLC (the “Crown Acura Certificate of Existence”); and

(i)	Certificate of Existence dated July 14, 2011 issued by the North Carolina Secretary of State for Crown Honda, LLC (the “Crown Honda Certificate of Existence”).

As to all matters of fact set forth below, and all matters of fact which form the basis of any opinion set forth below, we have relied upon (1) certifications and letters provided by governmental or public officials, (2) certificates and statements of the officers and agents of the Company and the North Carolina Subsidiaries and (3) the representations and warranties of the Company and the North Carolina Subsidiaries which are set forth in the Registration Statement.

Asbury Automotive Group, Inc.

July 15, 2011

We have not attempted to independently verify any factual matters in connection with the giving of the opinions set forth below.

In giving the opinions set forth below, we have assumed the following facts that we do not know to be true:

A. All documents, certificates and instruments submitted to us as originals are authentic, and all documents, certificates and instruments submitted to us as certified or photostatic copies conform to the original documents, certificates and instruments which are themselves authentic.

B. We have not witnessed the execution or delivery of the Subsidiary Guarantee or any other document executed pursuant thereto by any party. Accordingly, we have assumed that the signatures of the persons executing such documents on behalf of each party thereto and acknowledging any signatures are genuine. Further, we have assumed that all natural persons signing documents submitted to us were at the time of signing legally competent to do so.

C. Any certificate, representation, other confirmation or other document on which we have relied that was given or dated on or prior to the date hereof continues to remain accurate, insofar as relevant to our opinions from such earlier date through and including the date of this letter.

D. All minutes, organizational documents and related records provided to us for examination are accurate and complete and have not been repealed, revoked, rescinded or amended in any respect, and each remains in full force and effect as of the date hereof. Specifically, we have assumed that the Crown Acura Organizational Documents and the Crown Honda Organizational Documents (collectively, the “Organizational Documents”) are the current organizational documents for the North Carolina Subsidiaries and that none of the Organizational Documents nor the November 2010 Written Consent has been amended, modified, altered or terminated in any fashion. We have assumed that the officers identified in the Incumbency Certificate were the officers of the North Carolina Subsidiaries and of their Member/Manager, Asbury Automotive North Carolina Real Estate Holdings L.L.C. at the time of the November 2010 Written Consent.

E. All certificates and approvals of public officials have been properly given and were accurate and complete when given and remain accurate and complete on the date of this letter.

F. The Trustee has authorized, executed and delivered the Indenture and the Indenture is the valid, binding and enforceable obligation of the Trustee.

Based upon the foregoing, and subject to the limitations and qualifications expressed

Asbury Automotive Group, Inc.

July 15, 2011

herein, we are of the opinion that:

1. Based solely upon the Crown Acura Certificate of Existence, Crown Acura/Nissan, LLC is a limited liability company in existence under the laws of the State of North Carolina. Based solely upon the Crown Honda Certificate of Existence, Crown Honda, LLC is a limited liability company in existence under the laws of the State of North Carolina.

2. Each of the North Carolina Subsidiaries has all requisite limited liability company power and authority to perform its obligations under the Indenture.

3. The execution and delivery by each of the North Carolina Subsidiaries, and the performance by it of its obligations under the Subsidiary Guarantee, have been duly authorized by all necessary limited liability company action on the part of such North Carolina Subsidiary.

4. The execution and delivery in November 2010 by each of the North Carolina Subsidiaries of the Subsidiary Guarantee did not, and the performance by such North Carolina Subsidiary of its obligations thereunder will not, violate (a) such North Carolina Subsidiary’s Organizational Documents (other than performance under any indemnification provisions, as to which no opinion is rendered), or (b) applicable provisions of North Carolina statutory laws or regulations.

All the opinions set forth in this letter are expressly limited and qualified as follows:

a. The opinions expressed herein are limited to matters of North Carolina law. No opinion is expressed as to any issue that is governed by the laws of any other jurisdiction.

b. Our opinions are limited to the matters expressly stated herein, and no opinion may be inferred or implied beyond the matters expressly stated.

c. Our opinions herein are being furnished in connection with the Exchange Offer pursuant to the Registration Statement. We hereby consent to the reliance by Jones Day upon the opinions expressed herein for purposes of any opinions being delivered and filed as Exhibit 5.1 to the Registration Statement. We also hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and the filing of this consent shall not be deemed an admission that this firm is an expert within the meaning of Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. No one is entitled to rely on our opinions in any other context.

d. This letter and our opinions herein are limited to matters in existence as of the date hereof, and we undertake no responsibility to revise or supplement this letter or such opinions to reflect any subsequent change in the laws or facts.

Asbury Automotive Group, Inc.

July 15, 2011

e. We express no opinion as to the enforceability of any provisions in the Subsidiary Guarantee or any other document. Further, we are not expressing any opinion with respect to the accuracy or completeness of any representation or warranty made by any party therein.

f. Except to the extent expressly stated herein, we have not undertaken any independent investigation or inquiry to determine the existence or absence of any facts, and no inference as to our knowledge of the existence or absence of facts should be drawn from the fact of our representation as special North Carolina counsel to the Company with respect to the North Carolina Subsidiaries in connection with the Subsidiary Guarantee.

g. The opinions set forth above represent our professional judgment as to the matters described; they are not binding on any court or tribunal or other person or entity; and they do not represent any guarantee of any particular facts, circumstances or results.

Very truly yours,

BROOKS, PIERCE, McLENDON, HUMPHREY & LEONARD, L.L.P.

By:	/s/ Elizabeth S. Brewington
Elizabeth S. Brewington

ESB/llh